 JAMES N. BARBER

Attorney at Law

Suite 100, Bank Chase Tower

50 West Broadway

Salt Lake City, UT 84101

Telephone: (801) 364-6500

Fax: (801) 532-0141                                                          E-Mail: Barber.jn@comcast.net

December 8, 2006

Securities and Exchange Commission

100 “F” Street

Washington, D.C. 20549

Re:

Opinion and consent of Counsel with respect to registration statement on Form

SB-2 for Enviro-Tech, Inc.

Dear Member of the Staff:

I have been requested to issue my opinion as to the legal status of up to 5,500,000 common shares of Enviro-Tech, Inc. which are being registered on Form SB-2 under the Securities Act of 1933.  Four million of the shares are being registered for resale by existing stockholders and the balance of 1,500,000 shares are intended to be sold by the issuer in a capital-raising distribution.  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-B under the Act.

I have, in connection with that request, examined the Articles of Incorporation and By-laws of Enviro-Tech, minutes of a meeting of the Board of Directors of Enviro-Tech on June 22, 2006 by which it authorized the president of the corporation to offer up to 1,500,000 common shares of the corporation at an offering price of $.05 per share on behalf of the Company and further authorized the preparation and filing of a registration statement on Form SB-2 by which to register the offer and sale of those shares and also register an additional 4,000,000 restricted common shares held by existing stockholders of the Company for resale.  I have also examined a draft of the proposed registration statement, reviewed other documents, and conducted other investigations as I have deemed necessary and appropriate to establish bases for the opinions set forth herein.

In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, and the authenticity of all documents submitted to me as originals or photostatic copies.  I have also assumed that signing parties have had the power, corporate or other, to sign any and all documents that bear their signatures.  As to any facts material to the opinions expressed herein which I have not independently established or verified, I have relied upon statements and representations of officers and other representatives of the Company and others.

Based upon my examination of relevant documents and other inquiries made by me and my staff, it is my opinion that Enviro-Tech is duly organized, validly existing and in good standing as a corporation under the laws of the State of Nevada.  The 4,000,000 common shares to be offered and sold by existing stockholders pursuant to the Company’s registration statement on Form SB-2 are, in the hands of their registered owners, duly and validly authorized and issued, fully-paid and non-assessable common shares of Enviro-Tech, Inc.  Those 4,000,000 shares will, after they have been offered, sold and delivered after sale by their existing registered owners, continue to be validly authorized and issued, fully paid, and non-assessable common shares of the corporation.  The additional 1,500,000 shares to be offered by Enviro-Tech have not yet been issued but will when offered, sold and delivered after sale, be validly authorized and issued, fully paid and non-assessable shares of the corporation.

I will be available to respond to any questions the Staff of the Commission or Enviro-Tech, itself, may have about the opinions expressed herein or the facts upon which they are based.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ James N. Barber

James N. Barber